EXHIBIT 99.3
RAVE RESTAURANT GROUP, INC.

Minimum of $1,000,000 and Maximum of $3,000,000 Aggregate Principal Amount of 4% Convertible Senior Notes due 2022, par value $100
 Offered Pursuant to Rights Distributed to Security Holders
[________], 2017
Dear Security Holders:
This notice is being distributed by Rave Restaurant Group, Inc. (the "Company") to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), at the close of business on December 21, 2016 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase its 4% Convertible Senior Notes due 2022, par value $100 (the "Underlying Notes"). The Rights are described in the Company's Prospectus dated [________], 2017 (the "Prospectus").
In the Rights Offering, the Company is offering a minimum of $1,000,000 and a maximum of $3,000,000 aggregate principal amount of its 4% Convertible Senior Notes due 2022, par value $100 (the "Underlying Notes"), as described in the Prospectus.
The Rights will expire, if not exercised, at 5:00 p.m., Dallas, Texas time, on [__________], 2017, unless extended for up to 30 days in the sole discretion of the Company (as it may be extended, the "Expiration Date").
As described in the Prospectus, you have been issued 0.2817% of one Right for each share of Common Stock owned of record at the close of business on the Record Date (i.e., one Right for each 355 shares), provided that the number of Rights have been rounded to the nearest whole number and no fractional Rights have been issued.  Each whole Right allows you to subscribe for one Underlying Note (the "Basic Subscription Privilege") at the par value of $100 each (the "Subscription Price").
In addition, each holder of Rights who exercises its Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the Subscription Price for Underlying Notes that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Notes"), subject to availability and proration as described below.  Excess Notes will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Notes are not subscribed for pursuant to the Basic Subscription Privilege.  If there are not enough Excess Notes to satisfy all subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Notes pro-rata (subject to the elimination of fractional notes) among those Rights holders who exercised their Over-Subscription Privileges, in proportion to the number of Underlying Notes each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Notes than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Notes as such holder subscribed for and the remaining Excess Notes will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above.  Such proration will be repeated until all Excess Notes have been allocated to the full extent of the Over-Subscription Privilege.  See "The Rights Offering—Subscription Rights—Over-Subscription Rights" in the Prospectus.

The Rights are evidenced by non-transferable Rights certificates (the "Rights Certificates") and will cease to have any value at the close of business on the Expiration Date.
Enclosed are copies of the following documents:
1.	Prospectus;
2.	Rights Certificate;
3.	Instructions as to Use of Rights Certificates;
4.	Notice of Guaranteed Delivery for Rights Certificates;
5.	Substitute Form W-9 (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and
6.	A return envelope addressed to Securities Transfer Corporation, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each note subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date.  FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS.  A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.
Additional copies of the enclosed materials and assistance or information may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (469) 633-0101.
Very truly yours, RAVE RESTAURANT GROUP, INC.